                                                                    EXHIBIT 99.1

                                                      1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                          www.delphifin.com
[DELPHI FINANCIAL GROUP LOGO]

Press Release


Contact: Bernard J. Kilkelly                               FOR IMMEDIATE RELEASE
         Vice President, Investor Relations                2/11/04
Phone:   212-303-4349
E-mail:  bernie-kilkelly@dlfi.com


         DELPHI FINANCIAL ANNOUNCES FOURTH QUARTER 2003 OPERATING EPS UP
                  14% TO $0.73 AND NET INCOME PER SHARE OF $0.83

Wilmington, Delaware - February 11, 2004 -- Delphi Financial Group, Inc. (NYSE:
DFG) today announced that net income in the fourth quarter of 2003 was $26.8 million, or $0.83 per share, compared with net income in the fourth quarter of 2002 of $8.8 million, or $0.27 per share. Net income in the 2003 fourth quarter included after-tax net realized investment gains of $3.2 million, or $0.10 per share, compared with after-tax realized investment losses of $11.7 million, or $0.37 per share, in the 2002 fourth quarter. For the full year 2003, net income was $98.9 million, or $3.09 per share, compared with net income in full-year 2002 of $60.7 million, or $1.90 per share. Net income in full-year 2003 included after-tax net realized investment gains of $8.3 million, or $0.26 per share, compared with after-tax realized investment losses and loss on extinguishment of debt of $18.7 million, or $0.59 per share, in full-year 2002. All per share amounts have been adjusted to reflect the 3-for-2 common stock split effected on December 22, 2003.

Operating earnings (1) in the fourth quarter of 2003 rose 16% to $23.7 million from $20.4 million in the fourth quarter of 2002, while operating earnings per share increased 14% to $0.73 per share from $0.64 per share. Operating earnings for full-year 2003 were $90.6 million, or $2.83 per share, an increase of 14% from $79.4 million, or $2.49 per share, for full-year 2002.

Core group employee benefit premiums in fourth-quarter 2003 rose 18% from the prior year's quarter, reaching $178.5 million. This growth was driven by a 42% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary. Production of core group employee benefit products in fourth-quarter 2003 increased 31%, driven by a 67% increase in excess workers' compensation production and a 46% increase in group disability production.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "We were pleased with our strong growth in the fourth quarter and the full year 2003, as we capitalized on favorable trends in our insurance businesses that we expect will continue in 2004 and beyond. Safety National's excess workers' compensation business continues to benefit from ongoing price increases for primary workers' compensation insurance, which drives more and more companies to self-insure. In our important year-end renewal season, we have experienced greater demand for Safety's excess coverage and have achieved average rate increases

                                                                    EXHIBIT 99.1

DELPHI REPORTS FOURTH QUARTER 2003 OPERATING EPS OF $0.73                 PAGE 2

of 11% along with further improvements in contract terms. At Reliance Standard, we achieved a 26% increase in core production in the fourth quarter, reflecting the continued growth and increased productivity of our sales force and the ongoing strength of our small case market. We enter 2004 with Delphi's core premiums at a run rate 23% higher than a year ago."

Mr. Rosenkranz added, "Based on these positive trends in our businesses, we remain very optimistic about our long-term growth prospects. We expect to achieve operating earnings per share growth at a minimum of 12% in 2004 and in 2005."

Delphi's book value per share at December 31, 2003 increased 17% to $25.49 from $21.83 at December 31, 2002. Net investment income in the fourth quarter of 2003 increased 9% to $45.1 million from $41.2 million in the prior year's quarter, reflecting higher investment balances offset by a lower portfolio yield. For the full-year 2003, net investment income increased 15% to $186.4 million from $162.0 million in full-year 2002.

On October 1, 2003, Delphi repaid in full $66.5 million of 10-year Senior Notes that matured on that date. Delphi's corporate debt outstanding at December 31, 2003 was $143.8 million, and the Company's corporate debt-to-capitalization ratio was 14%(2).

On February 12, 2004 at 11:00 AM (Eastern time), Delphi will broadcast the Company's fourth quarter 2003 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the "live webcast" icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on February 12, 2004. Investors can also download Delphi's fourth quarter 2003 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating

                                                                    EXHIBIT 99.1

DELPHI REPORTS FOURTH QUARTER 2003 OPERATING EPS OF $0.73                 PAGE 3

organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, excess workers' compensation for self-insured employers, long-term and short-term disability, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses and an after-tax loss from extinguishment of debt, as applicable. After-tax net realized investment gains (losses) were $3.2 million and $(11.7) million, or $0.10 per share and $(0.37) per share, for the fourth quarter of 2003 and 2002, respectively, and $8.3 million and $(18.5) million, or $0.26 per share and $(0.58) per share, for the years ended 2003 and 2002, respectively. The after-tax loss from extinguishment of debt was $0.2 million, or $0.01 per share, for the year ended 2002. The Company believes that because realized investment gains and losses and gains and losses on extinguishment of debt arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains and losses may be realized based on management's decision to dispose of an investment or management's judgment that a decline in the market value of an investment is other than temporary. Gains and losses on extinguishment of debt may be realized based on management's decision to repay or repurchase debt. Thus, realized investment gains and losses and gains and losses on extinguishment of debt are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, are likely to occur periodically and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. As to forward-looking statements contained in this press release regarding operating earnings, net income is unavailable for the referenced future periods, since the amounts of any future realized investment gains and losses and gains and losses on extinguishment of debt are subject to future market and other conditions that cannot presently be predicted. All per share amounts are on a diluted basis.

(2) The corporate debt-to-capitalization ratio is calculated by dividing corporate debt by the sum of corporate debt, company-obligated mandatorily redeemable capital securities of subsidiaries and shareholders' equity.

                          DELPHI FINANCIAL GROUP, INC.
                           NON-GAAP FINANCIAL MEASURES
                             RECONCILIATION TO GAAP
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            Three Months Ended              Twelve Months Ended
                                                       --------------------------       --------------------------
                                                        12/31/03        12/31/02         12/31/03        12/31/02
                                                       ----------      ----------       ----------      ----------
INCOME STATEMENT DATA
OPERATING EARNINGS (NON-GAAP MEASURE)                  $   23,667      $   20,445       $   90,645      $   79,373
   Net realized investment gains (losses),
      net of taxes                                          3,169         (11,672)           8,271         (18,505)
   Loss on extinguishment of debt, net of taxes                --              --               --            (216)
                                                       ----------      ----------       ----------      ----------
NET INCOME (GAAP MEASURE)                              $   26,836      $    8,773       $   98,916      $   60,652
                                                       ==========      ==========       ==========      ==========

DILUTED RESULTS PER SHARE OF COMMON STOCK:
   OPERATING EARNINGS (NON-GAAP MEASURE)               $     0.73      $     0.64       $     2.83      $     2.49
      Net realized investment gains (losses),
         net of taxes                                        0.10           (0.37)            0.26           (0.58)
      Loss on extinguishment of debt,
        net of taxes                                           --              --               --           (0.01)
                                                       ----------      ----------       ----------      ----------
  NET INCOME (GAAP MEASURE)                            $     0.83      $     0.27       $     3.09      $     1.90
                                                       ==========      ==========       ==========      ==========



BALANCE SHEET DATA                                       12/31/03         12/31/02
                                                       -----------      -----------
Shareholders' equity, excluding accumulated other
   comprehensive income                                $   746,012      $   651,652
   Add:  Accumulated other comprehensive income             52,428           30,003
                                                       -----------      -----------

Shareholders' equity, (GAAP measure)                   $   798,440      $   681,655
                                                       ===========      ===========

DILUTED BOOK VALUE PER SHARE OF COMMON
   STOCK, EXCLUDING ACCUMULATED OTHER
   COMPREHENSIVE INCOME (NON-GAAP MEASURE)             $     24.00      $     20.98
   Add:  Accumulated other comprehensive income               1.49             0.85
                                                       -----------      -----------
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK
   (GAAP MEASURE)                                      $     25.49      $     21.83
                                                       ===========      ===========


Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

All per share amounts have been adjusted to reflect the 3-for-2 stock split effected on December 22, 2003.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   Three Months Ended            Twelve Months Ended
                                                                -----------------------       -----------------------
                                                                12/31/03      12/31/02        12/31/03      12/31/02
                                                                --------      ---------       --------      ---------
Revenue:
   Premium and fee income                                       $191,195      $ 161,902       $719,087      $ 627,857
   Net investment income                                          45,117         41,240        186,366        162,036
   Net realized investment gains (losses)                          4,875        (17,957)        12,724        (28,469)
   Loss on extinguishment of debt                                     --             --             --           (332)
                                                                --------      ---------       --------      ---------
                                                                 241,187        185,185        918,177        761,092
                                                                --------      ---------       --------      ---------
Benefits and expenses:
   Benefits, claims and interest credited to policyholders       136,431        119,398        530,625        471,984
   Commissions and expenses                                       60,891         50,940        225,953        190,444
                                                                --------      ---------       --------      ---------
                                                                 197,322        170,338        756,578        662,428
                                                                --------      ---------       --------      ---------
      Operating income                                            43,865         14,847        161,599         98,664

Interest expense:
   Corporate debt                                                  3,439          2,152         14,052          9,025
   Dividends on capital securities                                 1,108            839          4,035          3,356
Income tax expense                                                12,482          3,083         44,596         25,631
                                                                --------      ---------       --------      ---------
      Net income                                                $ 26,836      $   8,773       $ 98,916      $  60,652
                                                                ========      =========       ========      =========
Basic results per share of common stock:
      Net income                                                $   0.86      $    0.28       $   3.17      $    1.95
                                                                ========      =========       ========      =========
   Weighted average shares outstanding                            31,364         31,281         31,208         31,139
Diluted results per share of common stock:
      Net income                                                $   0.83      $    0.27       $   3.09      $    1.90
                                                                ========      =========       ========      =========
   Weighted average shares outstanding                            32,299         31,916         32,023         31,887

Dividends paid per share of common stock                        $   0.08      $    0.05       $   0.23      $    0.20


All per share amounts have been adjusted to reflect the 3-for-2 stock split effected on December 22, 2003.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     12/31/03        12/31/02
                                                                    ----------      ----------
Assets:
  Investments:
     Fixed maturity securities, available for sale                  $2,862,045      $2,495,629
     Short-term investments                                            114,752         204,890
     Other investments                                                 225,957         115,532
                                                                    ----------      ----------
                                                                     3,202,754       2,816,051

  Cash                                                                  18,733          27,669
  Cost of business acquired                                            183,665         168,110
  Reinsurance receivables                                              409,620         392,659
  Goodwill                                                              93,929          93,929
  Other assets                                                         176,170         163,371
  Assets held in separate account                                       92,661          73,153
                                                                    ----------      ----------

        Total assets                                                $4,177,532      $3,734,942
                                                                    ==========      ==========

Liabilities and Shareholders' Equity:
  Policy liabilities and accruals                                   $1,495,617      $1,371,214
  Policyholder account balances                                        961,356         909,961
  Corporate debt                                                       143,750         118,139
  Other liabilities and policyholder funds                             642,906         554,890
  Liabilities related to separate account                               79,413          63,033
                                                                    ----------      ----------

        Total liabilities                                            3,323,042       3,017,237

Company-obligated mandatorily redeemable securities
  of subsidiaries                                                       56,050          36,050

Shareholders' equity                                                   798,440         681,655
                                                                    ----------      ----------

        Total liabilities and shareholders' equity                  $4,177,532      $3,734,942
                                                                    ==========      ==========